UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Of 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2007

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2007, Central Garden & Pet Company (the “Company”) entered into an Employment Agreement with James V. Heim (the “Employment Agreement”). The Employment Agreement, which is effective as of July 9, 2007, the date of termination of Mr. Heim’s current employment agreement with the Company. The Employment Agreement has an indefinite term and provides that Mr. Heim will serve as President of the Company’s Pet Products Group at an annual minimum salary of $415,000. He is also eligible for certain other compensation, including an annual bonus targeted at 50% of his base compensation with a maximum payout of 100%, subject to his and the Company’s performance. In addition, Mr. Heim is eligible for discretionary grants of non-qualified stock options to purchase shares of the Company’s Common Stock.

The Employment Agreement requires the Company to provide Mr. Heim with life insurance, benefits under the Company’s 401(k) plan, an automobile allowance of $1,000 per month and with fringe benefits generally available to senior executives of the Company. If the Company terminates Mr. Heim without “cause,” as defined in the Employment Agreement, Mr. Heim will receive severance pay consisting of the continuation of his base salary for a one-year period.

The foregoing discussion is qualified in its entirety by the specific terms of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The Employment Agreement is incorporated herein by reference.

In connection with the execution of the Employment Agreement, the Company and Mr. Heim entered into a Post Employment Consulting Agreement and an Agreement to Protect Confidential Information, Intellectual Property and Business Relationships. Both of these agreements are attached hereto as exhibits to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between Central Garden & Pet Company and James V. Heim, dated May 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Stuart W. Booth
Executive Vice President and Chief Financial Officer

Dated: June 6, 2007

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Central Garden & Pet Company and James V. Heim, dated May 31, 2007.

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